MASTER SALES AGREEMENT


           Purchaser:           Evans & Sutherland Computer Corporation

           Address:             600 Komas Drive

                                Salt Lake City, Utah 84158 USA

This Master Sales Agreement ("Agreement") is made the as of August 27, 2001, ("Effective Date") by and between ATI Technologies Inc., acting on its own and on behalf of its subsidiaries, a corporation with its principal place of business at 33 Commerce Valley Drive East, Markham, Ontario Canada L3T 7N6 ("ATI") and the Purchaser identified above.

            WHEREAS, ATI desires to sell to Purchaser and Purchaser desires to purchase from ATI certain graphics, video and/or multimedia related controllers, boards, and related software;

            NOW,  THEREFORE,   in  consideration  of  the  premises  and  mutual
covenants herein set forth, the parties, intending to be legally bound, agree as follows:

1. Agreement to Purchase. ATI agrees to sell the Products (as defined below) to Purchaser, and Purchaser agrees to purchase and accept delivery of the Products from ATI, subject to the terms and conditions described below. Purchaser shall have the right to use such Products for its own purposes, to resell such Products worldwide, and to combine such Products with its own products or its suppliers or customers' products for resale worldwide. "Products" mean the ATI hardware products identified in Attachment 1 including the related Software rights therein described in section 7 below. During the term of this Agreement, Attachment 1 may be modified to add or delete products with the written consent of both parties. ATI shall be free to fulfill its obligations hereunder through any of its affiliated companies.

2. Price. The price for each Product shall be as set out in Attachment 1, as amended in writing by the parties from time to time. Purchaser will also pay ATI an additional Software and engineering support fee of US $1,250,000 in accordance with the payment schedule set out in Attachment 1.

3. Minimum Purchase Commitment. Purchaser agrees to purchase from ATI a non refundable minimum purchase commitment of US $2,000,000 of Product in accordance with the Product prices set forth in Attachment 1 during the first two years of this Agreement (the "Minimum Commitment"). The Minimum Commitment amount will be paid in accordance with the payments schedule set out in ,Attachment 1. If at the end of such: two-year period, Purchaser has not placed purchase orders equal to this Minimum Commitment, then: at ATI's: option: (a) ATI will waive the Minimum Commitment requirement; or (b) deliver to Purchaser within sixty (60) days from the end of the term of this Agreement, the number of chips which is equal to the difference between the Minimum Commitment and the number of chips actually purchased by Purchaser (the `Commitment Deficiency").

4.  Non-exclusivity.  The  relationship  between  ATI and  Purchaser  under this
Agreement: is non-exclusive. ATI may sell the Products or similar products to other purchasers in such a form and under such terms as ATI may desire.

5. Proprietary Rights. Purchaser acknowledges and agrees that ATI will retain all (Proprietary Rights (as defined below) in the Products. "Proprietary Rights" means all patent rights, patent applications, rights to apply for patents, copyrights, copyright registrations, trade secrets, trademarks, service marks, trademark and service mark registrations and all related goodwill.

6. Proprietary Rights Notices. Purchaser will leave intact all Proprietary Rights notices (including, without limitation, copyright notices, patent registration numbers and trademark notices) on all Products or documentation supplied by AT I.

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7. Software  Rights.  ATI will provide all software related to the Products (the
"Software") to Purchaser in accordance with the Software License Agreement set out in Attachment 3 hereto.

8. Term. The term of this Agreement shall commence on the Effective Date and shall continue for an initial period of three (3) years ("Initial Term"), and shall automatically renew thereafter for consecutive one year periods (such renewal periods and the Initial Term collectively referred to as the "Term"), unless sooner terminated in accordance with Section 29 hereof or unless Purchaser provides at least sixty (60) days prior written notice of its intent that the Term not renew.

9. Taxes. The Purchaser shall be liable for all applicable Federal, Provincial, State and local sales and use taxes. The Purchaser shall be liable for any import and/or excise taxes, customs and duties incurred for licenses for clearance required at point of entry and destination.

10. Payment. Payment shall be made by the Purchaser net thirty (30) days from the later of (i) the date of actual delivery to Purchaser's designated facility or (ii) the date an invoice is received by Purchaser.

11. Effective Date of Price Decreases. Price decreases shall be effective immediately upon written announcement by ATI and shall apply to all Products subsequently ordered by Purchaser.

12. Forecasts. Upon execution of this Agreement and within five (5) days from the end of each calendar month thereafter, Purchaser will provide ATI with a written forecast setting forth Purchaser's anticipated monthly needs for the delivery of Products for the following four (4) calendar month period (including the month in which the forecast is provided).

13. Lead Time. Estimated lead time for delivery of ATI standard Products and spare parts covered by this Agreement will be ninety (90) working days after date of receipt of accepted purchase orders. If Purchaser requests a shorter lead time on a particular purchase order, ATI will consider such a request on a case by case basis.

14. Finished Goods Inventory. Purchaser shall be entitled to specify a quantity of up to two weeks average demand for each currently forecasted Product listed in Attachment 1, to be maintained at ATI's facilities or a mutually agreed to alternate location as finished goods inventory available for sale only to Purchaser (the "Finished Goods Inventory"). Such Products may be purchased by Purchaser pursuant to the provisions of this Agreement. AT[ will dedicate and maintain a suitable storage location at its plant or a mutually agreed to alternate location where the Finished Goods Inventory shall be stored and segregated from all of ATI's other inventory. Purchaser is obligated to purchase all Finished Goods Inventory held by ATI at Purchaser's request. Should Purchaser no longer have requirements for such inventory of ATI's generic products included in Finished Goods Inventory, ATI will make reasonable efforts to sell such inventory to other customers upon written request from Purchaser.

15. Placing Orders. Purchaser agrees to issue purchase orders or releases, which may be issued against blanket purchase orders (individually an "Order" and collectively, "Orders"), for all Products in accordance with the terms of this Agreement.. Each Order shall be in the form of a written or electronic communication and shall contain the following information:

(a)        A description of the Products;
(b)        The quantity of Products;
(c)        The requested delivery date;
(d)        The location to which the Products are to be shipped;
(e)        The location to which invoices shall be sent for payment; and
(f)        Transportation instructions.

All Orders under this Agreement shall be provided on Purchaser's form of purchase order. In the event of a conflict between the Order and the terms and conditions contained in this Agreement and the Attachments hereto, the terms and conditions contained in this Agreement and the Attachments hereto shall supersede and control over the Order. ATI shall accept and acknowledge Orders within five (5) days of ATI's receipt of such Order.

16.  Orders - General.  No  modification  to any Order,  this  Agreement  or the
Attachments  hereto and no  inconsistent  or additional  terms  contained in any


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quotation, purchase order, acknowledgment or invoice, shall be valid without the prior written consent of an authorized representative of ATI and Purchaser. ATI's failure to object to any provisions contained in any communication from Purchaser shall not be deemed a waiver of the provisions of this Agreement and the Attachments hereto. The provisions of this Agreement supersede all prior oral or written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement. These terms and conditions shall be applicable whether or not they are attached to or enclosed with the Products to be sold hereunder.

17. Rescheduling/Cancellation. Order cancellations, rescheduling and/or changes are subject to the following:

(a) Orders providing for delivery in excess of ninety (90) days may be canceled at no charge to Purchaser;
(b) Orders providing for delivery in excess of sixty (60) days and not greater than (90) days may not be canceled but may be rescheduled at no charge provided the delivery date is not delayed for more than thirty (30) days and the type of Product may be changed, at no charge to Purchaser;
(c) Orders providing for delivery in excess of thirty (30) days but not greater than sixty (60) days may not be canceled, but may be delayed provided the delivery date is not delayed for more than thirty (30) days and the type of Product may be changed at no charge to Purchaser on up to fifty percent (50%) of any order, provided the total dollar amount of the Order is not decreased. Greater than fifty percent (50%) of any Order may be changed upon payment of a fifteen percent (15%) charge;
(d) Orders providing for delivery within thirty (30) days is a fixed order which may not be canceled, rescheduled and/or changed, except that an Order may be delayed for up to thirty (30) days upon payment of a fifteen percent (15%) charge.

18. Delivery. All products shall be delivered by ATI f.o.b. ATI's point of shipment. ATI's normal freight terms to Purchaser shall be freight prepaid by ATI and added to the invoice amount. Shipments will be insured as specified in the order. Any changes to these freight terms requires the prior written approval of ATI.

19. Title and Liability. Title and liability for loss or damage to the product shall pass to Purchaser upon ATI's delivery of the Product to a carrier for shipment to the Purchaser and any loss or damage thereafter shall not relieve the Purchaser of any obligations hereunder.

20. Package and Shipment. All Products shall be packaged and packed in accordance with ATI's normal practices. Packages will be marked as directed by Purchaser. ATI will take all commercially reasonable steps to deliver Product by the delivery date stated in the Order. ATI will obtain Purchaser's approval before making any shipment more than 7 calendar days prior to or more than 7 calendar days following the stated delivery date. If ATI will not ship the specified quantity of Product ordered for delivery within 30 calendar days of the stated delivery date, ATI will notify Purchaser and provide an estimated delivery date. If the specified method of transportation would not permit ATI to meet the stated delivery date, the Product affected will be shipped by air transportation or other expedient means acceptable to Purchaser, and ATI will pay for any resulting increase in the freight cost over that which Purchaser would have been required to pay by the specified method of transportation.
Should only a portion of the Product be available for shipment to meet the requested delivery date, ATI will ship the available Product unless directed by Purchaser to reschedule shipment.

21. Inspection. All Products purchased hereunder are subject to Purchaser's inspection and acceptance provided that if Purchaser has no I-accepted or rejected the Product with fourteen (14) days of receipt, Purchaser shall be deemed to have accepted such Product. No Product shall be returned to ATI without ATI's consent and a Return Material Authorization ("RMA") number which will be issued by ATI and must accompany any returned Product.

22. Specifications. All Products will be manufactured in accordance with the specifications, drawings and technical information, if any, attached or referred to in Attachment 2 hereto (the "Specifications"). In the event ATI makes material changes to the form, fit, and/or function of the Products which would reduce the reliability, performance, or function thereof, or which is a material deviation from Product roadmaps disclosed to Purchaser, ATI will provide Purchaser with notice thereof at least 60 days prior to such implementation. If such change or deviation materially affects or delays Purchaser's product development, for a period of more than 60 days from the dates shown in Section
4.3 of the Addendum To Master Sales Agreement, then the payments in the Purchase Schedule listed in Attachment 1 hereto will be adjusted by an amount of time equal to the delay.

23. Purchaser Changes to Specifications. Purchaser may, from time to time, request changes to the Product Specifications and ATI agrees to make commercially reasonable efforts to comply with such reasonable change requests. If Specification changes result in an increase in the cost or in the time required to manufacture such Products, at ATI's discretion, a proportionate


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adjustment  to the prices  and/or  lead times will be made.  Any  adjustment  to prices shall be in writing and ATI shall not be required to implement such changes until ATI and Purchaser have mutually agreed upon such modifications and price changes.

24. Use of Documentation. Unless otherwise agreed by ATI in writing, all documentation, including Specifications, delivered pursuant to this Agreement and all information contained therein may be reproduced only for inspection, testing, maintenance and repair purposes. Neither receipt nor possession of documentation delivered pursuant to this Agreement confers or transfers any right to use, reproduce or disclose the documentation, any part thereof, or information contained therein, for any other purpose. The foregoing restrictions shall not apply to documentation clearly intended for use by end users.

25. Confidential Information. The documentation referred to above and any other material related to the Products and provided under the terms of this Agreement are or encompass trade secrets or confidential information of ATI or its suppliers ("Confidential Information"). Purchaser shall not make the Confidential Information available in any form to any person other than Purchaser's employees whose job performance requires such access. Purchaser shall protect the confidentiality of Confidential Information with the same degree of care that it exercises with respect to its own information of like import, but in no event less than reasonable care, for a period of five (5) years from the date of disclosure. Purchaser shall not be liable for the disclosure of Confidential Information which: (a) is known to Purchaser lawfully by its own efforts prior to being received from ATI; (b) is or becomes publicly known through no wrongful act of Purchaser; (c) is obtained by Purchaser lawfully from a third party not having an obligation to maintain confidentiality and not being in wrongful possession of the confidential information; (d) is independently developed by Purchaser without breach of this Agreement; (e) is disclosed under operation of law; or (f) is disclosed by Purchaser with ATI's prior written approval.

26. Warranty and Indemnification.

(a) ATI represents and warrants that board Products shall be free from defects in material and workmanship under normal use and service for a period of two (2) years from when first sold. to an end user. ATI represents and warrants that component (ASIC) Products shall be free from defects in material and workmanship under normal use and service for a period of one (1) year from when first sold to an end user. An end user shall be deemed to have bought the Product no later than ninety (90) days after shipment of the Product to the Purchaser. Notwithstanding the forgoing, if the Product sold by ATI to Purchaser is a component (ASIC) Product, ATI shall only be liable under the foregoing warranty if a defect can be proven in respect of such Product. ATI's entire obligation under this warranty is limited, at its sole option, to the repair or replacement of the Product within the foregoing warranty period. Such Product must be returned to ATI in accordance with ATI's standard RMA procedure. This warranty shall not apply to any Product which has been repaired or altered, except by ATI, or to any Product which has been subject to misuse or accident.

(b) ATI shall defend, indemnify and hold Purchaser harmless against any and all assertions, claims, suits, actions or proceedings (collectively, "Claims") brought against Purchaser based on a Claim that any Product or the manufacture, use, sale or distribution of
            any  Product  purchased  by  Purchaser   hereunder   constitutes  an
            infringement of any patent, copyright, trademark, trade secret or other intellectual property right of any third party in the US, Canada, European Union or Japan. ATI shall pay all damages and costs incurred by or awarded against Purchaser related to or resulting from such Claims. If Purchaser is enjoined, or it appears likely to ATI that Purchaser may be enjoined, from using, selling or distributing any Product purchased by Purchaser hereunder, ATI shall, at its own expense and option, either (i) procure the right for Purchaser and Purchaser's customers to use, sell and distribute such Product; (ii) replace the infringing Products with non-infringing products that have substantially the same quality and performance; or (iii) modify any infringing Product so it becomes non-infringing, but having substantially the same quality and performance; or (iv) if none of the actions described in (i), (ii) or (iii) is commercially feasible, as determined by ATI in its discretion, terminate this Agreement immediately and authorize Purchaser to return the infringing Product in its inventory and credit to Purchaser the full purchase price paid by Purchaser. The foregoing states ATI's total liability and obligation for such Claims. ATI shall have sole control and authority with respect to the defense, settlement or compromise of any Claim covered by this section. Purchaser shall provide prompt written notice of such a Claim and reasonable assistance and cooperation in connection with ATI's defense, settlement or compromise thereof.

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            Notwithstanding the foregoing, ATI shall have no liability for any
            Claim which Purchaser has not promptly notified ATI of in writing, and for:

            (A)         Any   infringement   based  upon  use  of   Products  in
                        combination with any materials not furnished directly by ATI;

            (B) Damages attributable to continued sales after Purchaser first receives notice of the alleged infringement;

            (C) Any infringement based upon a modification or change to the Products not first authorized by ATI in writing;

            (D) Use of its Products in a manner for which they were not designed or not according to their Specifications;

            (E) Use of an earlier version of the Products when a later version has been made available to Purchaser and use of such later version would have avoided the infringement; and

            (F) Any infringement arising from ATI's compliance with any unique specifications or design requirements provided or requested by Purchaser:

            (G)         Any  infringement   relating  to  any  MPEG  or  MPEG  2
                        technology.

27. Disclaimer and Limited Liability.

EXCEPT AS EXPRESSLY STATED ABOVE IN SECTION 26, ALL WARRANTIES ARE DISCLAIMED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY, CONDITION, OWNERSHIP, FITNESS FOR A PARTICULAR PURPOSE, AND/OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

NEITHER PARTY, NOR ANY OF ITS AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTAL DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS. IN NO EVENT WILL ATI'S OR ITS AFFILIATES OR SUPPLIERS AGGREGATE LIABILITY UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF CLAIM OR ACTION, EXCEED A SUM EQUAL TO THE AMOUNTS PAID BY PURCHASER TO ATI IN THE ONE (1) YEAR PERIOD IMMEDIATELY PRECEEDING THE DATE ON WHICH A WRITTEN DEMAND FOR DAMAGES IS MADE. THIS LIMITATION DOES NOT APPLY TO DAMAGES FOR INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, BREACH OF CONFIDENTIALITY OR TRADE SECRET
MISAPPROPRIATION, NOR TO CLAIMS ARISING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

28. Technical Support. In the event an emergency occurs and Purchaser's personnel are in need of assistance, AT[ will provide reasonable field support in the form of telephone consultation during ATI's normal business hours. If requested by Purchaser and acceptable to ATI, ATI may provide FAE support at Purchaser's facility.

29. Termination. This Agreement will terminate:

            a) In the event of a material breach by one party in the performance of its duties, obligations or undertakings under this Agreement, the other party will have the right to give written notice to the breaching party advising such party of the specific breach involved. If the breaching party has not remedied such breach within thirty (30) days after such notice, the other party will have the right, in addition to any other rights and remedies it may have, to terminate this Agreement immediately upon written notice to the defaulting party. The thirty (30) day cure period is not applicable to breaches of confidentiality or improper disclosure of proprietary technology or other trade secrets.

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            b)          In the event that  Purchaser  fails to make any payments
                        hereunder, ATI shall have the right to give written notice to Purchaser advising Purchaser of the specific nonpayment involved. If Purchaser has not made the requisite payment within fifteen (15) days after such notice, ATI will have the right, in addition to any other rights and remedies it may have, to terminate this Agreement immediately upon written notice to Purchaser.

            c) In the event that a party has been the subject of any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, composition of or assignment for the benefit of creditors, the other party may terminate this Agreement by providing written notice to such party.

            d)          120 days  following  ATI's notice to Purchaser  advising
                        that  all  Products  to  be  sold   hereunder   are  now
                        end-of-life.

30. Effect of Termination. After termination:

            (a)         Payment,   delivery,  and  confidentiality   obligations
                        arising prior to termination will remain in force.

            (b) In the event of termination of this Agreement due to Purchaser's material breach the due date for all invoices for Products shall automatically be accelerated so that they shall immediately become due and payable on the effective date of termination, even if longer terms had been provided previously.

            (c) Notwithstanding the termination of this Agreement, Purchaser may use and sell any Product held in inventory at such time, and continue to exercise its rights and licenses in the Software under Section 7 to provide support to its customers for products incorporating the Product.

            (d) Neither party will be liable for damages of any kind as a result of exercising its right to terminate this Agreement.

31. Applicable Law. This Agreement shall be governed by and enforced in accordance with the laws of the State of California without reference to its conflict of laws principles.

32. Force Majeure. If the performance of this Agreement or any obligation under it (except payment of monies due) is prevented, restricted or interfered with by reason of acts of God, acts of government, or any other cause not within the reasonable control or anticipation of either party, the party so affected shall be excused from such performance, but only for so long as and to the extent that such a force prevents, restricts or interferes with that party's performance. The party affected by the other party's delay or inability to perform may elect to suspend this Agreement for the duration of the force majeure condition and
(i) at its option buy, sell, obtain or furnish elsewhere material to be bought, sold, obtained or furnished under this Agreement and (ii) once the force majeure condition ceases, resume performance under this Agreement. When the delay or nonperformance continues for a period of a least thirty (30) days, either party may terminate this Agreement or any part of it relating to Product not already shipped. Where partial supplies of Product are available to AD, ATI will allocate such supplies proportionately among Purchaser and ATI's other customers.

33. Asslgnment. Neither party shall assign or delegate this Agreement, or. any of their rights or duties hereunder, directly, indirectly, by operation of law, or otherwise, and any such puported assignment or delegation shall be void, except with the express written permission of the other party which permission will not be unreasonably withheld. Notwithstanding the foregoing, any assignment pursuant to a merger, change of control of ownership or sale of substantially all of the assets of any party shall be expressly allowed hereunder without written consent of any other party. Without limiting the foregoing, any permitted assigns or successors of an assigning party shall be bound by all terms and conditions of this Agreement.

34. Notices. All notices required to be given under this Agreement and any communication sent with respect to this Agreement shall be given in writing and shall be deemed received by the party to whom the notice or correspondence is sent (a) one day after the notice or communication is sent via reliable overnight commercial courier (charges prepaid), (b) on the date a party acknowledges receipt of the notice or communication sent via certified or registered mail, (c) three days after the notice or communication is sent via first class mail, (d) on the date a party receives such notice by confirmed facsimile or other electronic transmission, provided that a copy of such notice is sent to such party via first class mail within two days thereafter, or (e) on the date the notice or communication is personally delivered to the other party, at the addresses set forth as follows:

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

   Purchaser:                                    ATI:
   Evans &'Sutherland Computer Corporation       ATI Technologies Inc.
   600 Komas Drive                               Legal Department
   Salt Lake City, Utah                          75 Tiverton Court
   84158 USA                                     Unionville, Ontario
   Attention: Legal Department                   Canada L3R 9S3

                                                 With Copy to:
                                                 ATI Technologies Inc.
                                                 OEM Sales
                                                 33 Commerce Valley Drive East
                                                 Thornhill, Ontario
                                                 Canada L3T 7N6

35. Relationship of Parties. Other than as provided herein, this Agreement does not create any exclusive arrangement between the parties, and either party hereto may meet, exchange information, enter into agreements and conduct business relationships of any kind with third parties, to the exclusion of the other party. Subject to the terms and conditions of this Agreement and except as otherwise agreed to in writing by the parties, discussion and/or communications between the parties will not serve to impair the right of either party to develop, make, use, procure, and/or market products or services now or in the future that may be competitive with those offered by the other, nor to develop and provide products to competitors of the other party, nor require either party to disclose any planning or other information to the other.

36. Press Release. Each party acknowledges that the other may do a press release relating to this Agreement or to the subsequent addition of any Products hereto with the prior approval of the other party, which approval will not be unreasonably withheld. The releasing party will provide the other with a copy of any such announcement for approval before being publicly released.

37. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, the parties will negotiate in good faith to restate such provision to reflect the original intentions of the parties as nearly as possible in accordance with applicable law and the remaining provisions of this Agreement shall be enforced as if this Agreement was entered into with the restated provision

38.  Survival.  Sections 5, 6, 7 (subject to the  survival  limitations  of that section), 25, 26, 27, 30, 31 and 34 shall survive any termination of this Agreement and shall bind the parties and their legal representatives, successors, heirs and assigns.

39. Entire Agreement. This Agreement and all Attachments hereto constitute the final written expression of all terms of the Agreement relating to the transactions described herein. This Agreement supersedes all previous communications, representations, agreements, promises or statements, either oral or written, with respect to such transactions. No addition to or modification of any provision of this Agreement will be binding unIess in writing and signed by the parties hereto.

ATI TECHNOLOGIES INC.                    EVANS & SUTHERLAND COMPUTER
                                         CORPORATION
By:     /S/ Dave Orton                   By:    /S/ James R. Oyler
Name:   Dave Orton                       Name   James R. Oyler
Title:  President and CEO                Title: President and CEO
Date:   8/27/01                          Date:  8/30/01

                                  ATTACHMENT 1

                           Name and Price of Products

   Products

The following Radeon chips currently produced or in development are considered to be the "Products" under the terms of this Agreement:

             8200
             8300
             8350
             Bridget
             Theater

  Production "per chip" prices:

  1. Production graphics chips (Rxxx) will be sold to Purchaser at US $185 per chip.

  2. Production AGP Bridget chips will be sold to Purchaser at US $15 per chip.

  3. Production Theater chips will be sold to Purchaser at US $15 per chip.

  Purchase Schedule

 Purchaser will make the following payments on the following dates in respect of Software license and support fees and the Minimum Commitment payments for
 Products:

o   Execution of this Agreement   $250,000 (SW license fee)
o   31 Oct 01                     $250,000 (SW license fee)
o   28 Feb 02                     $250,000 (chip commitment)
                                  + $500,000 (SW license fee)
o   31 May 02                     $250,000 (chip commitment)
                                  + $250,000 (SW license fee)
o   31 Aug 02                     $300,000 (chip commitment)
o   30 Nov 02                     $300,000 (chip commitment)
o   28 Feb 03                     $300,000 (chip commitment)
o   31 May 03                     $300,000 (chip commitment)
o   31 Aug 03                     $300,000 (chip commitment)

All amounts are in USD.

ATI Delivery Schedule

If the delivery of product or samples from ATI is delayed by more than 60 days from the dates shown in Section 4.3 of the Addendum To Master Sales Agreement, then the Purchase Schedule listed above will be adjusted by an amount of time equal to the delay in ATI actual delivery dates.

                                  ATTACHMENT 2

                                 Specifications

ATI Product specifications for the following Products:

           8200
           8300
           8350
           Bridget
           Theater

                                  ATTACHMENT 3

                           Software License Agreement

                                    ADDENDUM
                                       TO
                             MASTER SALES AGREEMENT

            This Addendum ("Addendum") is made with reference to, and supplements and is a part of, the Master Sales Agreement ("Agreement"), made as of August 13, 2001 by and between ATI Technologies Inc., acting on its own and on behalf of its subsidiaries ("ATI"), and Evans & Sutherland Computer Corporation ("Purchaser"). Except as modified by this Addendum, the terms of the Agreement are un-amended and in full force and effect, and will apply to the subject matter hereof. If any terms of this Addendum conflict with the Agreement, the terms of the Agreement will govern, and the conflicting terms of this Addendum will be deemed modified to be consistent herewith. Capitalized terms used but not defined herein have the meanings given them in the Agreement and Attachment 3 thereto.

  Purpose:

            A. ATI designs, manufactures and markets graphics, video and/or multimedia related controllers, boards and related software.

            B. Purchaser has substantial expertise in, and designs, manufactures and markets, high end image generator ("IG") products for the visualization, simulation and training market (the "Visual Simulation Market").

            C. ATI and Purchaser desire to initiate a strategic relationship pursuant to which ATI will enable the development by Purchaser of IG products based on ATI's standard commercial high-end Radeon(R) family of graphics chips and related software technology, and grant to Purchaser the non-exclusive, worldwide right to develop, market and sell such products in the Visual Simulation Market.

           In consideration of the mutual premises and covenants contained herein, the parties hereto hereby agree as follows:

Agreement:

            1. Resources. Each party will commit the number of qualified and experienced personnel which are necessary to perform its obligations in this Addendum and the Agreement.

            2. Contacts. Each party will designate a management level person who will act as the point of contact for all matters relating to this Addendum and the Agreement. Purchaser's contact person is: Jeff Kirk. ATI's contact person is Andy Thompson.

            3. Meetings. The parties will hold regular status meetings to review and coordinate activity relating to this Addendum and the Agreement. In particular, the parties will address ATI's technology roadmap, and suggestions by Purchaser as to features and functionality that it perceives to be desirable for future product releases.

            4. ATI Deliverables.

                        4.1 Source Code. ATI will provide Purchaser with current
            software driver Source Code for the Products during the term of the Agreement as available, together with each update and release to the code, including all releases of the 8200 driver Source Code, 8300 driver Source Code, and 8350 driver Source Code, BIOS source code and driver Source Code for Linux OS. Use of the code will be governed by a separate license agreement attached as Attachment 3 to the Agreement. Initial delivery of the code will take place at a mutually agreed time and place in early July, 2001, and will consist of MS Windows based OpenGL and DirectX driver Source Code for the 8200 chip.

                        4.2 Hardware Design Documents. ATI will provide Purchaser with current hardware design documents for the Products during the term of the Agreement as available, including schematics, board layouts, and timing information, together with each update to the designs. This includes, but is not limited to, the hardware design documents for the 8200, 8300, 8350, and AGP bridge chips. Initial delivery of the documents will take place at a mutually agreed time and place in early July, 2001.

                       4.3 Sample Product. ATI will provide Purchaser with a
            reasonable number of Radon graphics chips, bridge chips and complete board samples to enable Purchaser to test, evaluate and manufacture prototypes of the IG graphics boards and products developed by Purchaser. Samples will be delivered to Purchaser as available, at a mutually agreed time and place, for each new chip design and with each new turn. Nominally these deliveries will be at schedule points designated by ATI as "sample" availability and "production" availability. The anticipated schedule for delivery of sample chips and boards is as follows:

                      8200 samples - immediately upon execution of the Agreement

                      8200 production - mid September 2001

                      8300 samples - first week of January 2002

                      8300 production - first week of April 2002

                      8350 samples - tbd

                      8350 production - tbd

                     4.4 Product Changes. ATI acknowledges that Purchaser will design IG products based on Product designs and specifications disclosed to Purchaser by ATI, and as anticipated by the roadmap. In the event AT[ makes material changes to the form, fit, and/or function of the Products which would reduce the reliability, performance, or function thereof, or which is a material deviation from Product roadmaps disclosed to Purchaser, ATI will provide Purchaser with notice thereof at least 60 days prior to such implementation.

            5. Purchaser IG Products. Purchaser intends to design IG products based on ATI Products and related software technology for use only in the Visual Simulation Market. Purchaser will make design modifications and extensions to ATI's standard commercial high-end graphics products. These design modifications and extensions will typically include the design of unique graphics boards that employ multiple AT[ graphics chips, the addition of other chips and hardware to support features and performance unique to the Visual Simulation Market and the modification of ATI's standard software driver Source Code to support these unique graphics board designs.

            6. Fee. Purchaser will pay ATI a fee of US $1,250,000 in consideration of ATI's agreements hereunder, including the Software licenses and support contemplated in the Agreement and this Addendum. This fee will be payable as set out in Attachment 1 of the Agreement.

            7. Support.

                        7.1 Engineering Support.  During the first two (2) years
            of the Initial Term, subject to Purchaser making the required Software license and Minimum Commitment payments when due, AT[ will provide support to Purchaser consisting of and subject to the following conditions (as well as the terms and conditions of the Software License Agreement between the parties dated of even date herewith) to Purchaser:

                                    (a) Up to 200 hours of hardware  engineering
                        design support. To the extent additional hardware support is required beyond 200 hours, ATI will work with Purchaser in a commercially reasonable manner to assist Purchaser with any hardware issues that arise, provided that ATI will determine the level of such support and may terminate such additional assistance at any time, in its sole discretion, unless the parties mutually agree in writing to an appropriate support fee payment amount for such assistance. ATI will provide architectural assistance and consulting only as it relates to hardware in the Products. In no event will support be provided in relation to Purchaser's product. ATI will provide sufficient documentation on hardware, interconnects, board-level information, and register-level specifications, to permit the design of circuit boards using the Products. In addition, the documentation of Product internals shall be sufficient to permit software programmers full-access to all internal graphic chip features so that Purchaser can bring the appropriate modifications to the OpenGL (and DirectX) drivers

                                    (b)  Access to one  software  driver  expert
                        during regular business hours. ATI will provide Software updates (approximately two per year), including documentation, initial set up assistance and consulting only as it relates to the Software. No support will be provided in relation to Purchaser's own software or Purchaser's enhancements to ATI's Software.

                                    (c) All support will be coordinated  through
                        designated   program   managers  who  shall  manage  the
                        parties' interaction.

             Support will commence concurrently with the initial delivery by ATI of its Source Code and hardware designs, and will continue during the Term of the Agreement.

                        7.2 Fee and Payment.  Engineering  support  payments are
            included as part of the Software License fee payments. Sections 9. and 10. of the Agreement will apply to all payments made pursuant to this Addendum.

                        7.3 Support  Option.  At least ninety (90) days prior to
            the end of the second year of the Initial Term, Purchaser will have the option to purchase continuing support from ATI beyond the first two years of the Initial Term on a time and materials basis, as required, at ATI's then current rates as agreed to by the parties in writing. Such support will include support similar to the hardware support provided in Section 7.1 (a) and access to a designated engineer to provide software support as provided in Section 7.1(b). This additional support will also include any updates to Product documentation and Software. The parties will coordinate such additional support in accordance with Section 7.1(c).

            8. Confidentiality.

                      8.1 Restrictions. ATI will hold in confidence, and will
            use solely for purposes of or as provided in this Agreement, any Purchaser Confidential Information disclosed to it or derived from Purchaser Confidential Information disclosed to it, and will protect the confidentiality of such with the same degree of care that it exercises with respect to its own information of like import, but in no event less than reasonable care, for a period of 5 years from the date of disclosure.

                      8.2 Exceptions. If ATI is required by legal, judicial or administrative process or applicable laws (including federal securities laws) to disclose Purchaser Confidential Information, ATI will give Purchaser notice of the required disclosure and provide commercially reasonable assistance, at Purchaser's expense, in seeking to quash or limit the disclosure.

                        8.3 Return of  Confidential  Information.  All materials
            containing Purchaser Confidential Information will be returned or destroyed upon termination of this Agreement.

                        8.4 "Purchaser Confidential Information" means information relating to Purchaser, including but not limited to information relating to Purchaser's business, products and product roadmaps, (i) disclosed in tangible form that is clearly marked or identified as confidential or proprietary at the time of disclosure or (ii) disclosed in non-tangible form, identified as confidential or proprietary at the time of disclosure, and summarized sufficiently for identification and designated as confidential in a written memorandum sent to ATI within 30 days after disclosure. Confidential Information does not include information (A) used with the permission of the Purchaser; (B) in the possession of or known to ATI prior to its receipt from Purchaser; (C) which is or becomes a matter of general public knowledge through no fault of ATI; (D) which is developed independently by or on behalf of ATI; or (E) which ATI lawfully receives from any third party having no duty of confidence to the Purchaser. The terms and conditions of this Addendum and the Agreement are Confidential Information.

           9. Similar Development. ATI understands that Purchaser may currently or in the future be developing technology internally, or receiving technology from third parties that may be similar to technology developed by Purchaser with the use of or access to ATI Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or inference that Purchaser will not develop products, or have products developed for it, or enter into joint ventures, alliances, or licensing arrangements that operate substantially similar to and/or compete with the technology developed by Purchaser following use of or access to ATI Confidential Information, provided however that Purchaser will not use any patents, copyrights, mask works or other intellectual property rights ATI without obtaining the appropriate rights and licenses from ATI.

            10. Residuals. Notwithstanding anything herein to the contrary, any party may use Residuals for any purpose, including without limitation use in development, manufacture, promotion, sale and maintenance of its products and services; provided that this right to Residuals does not represent a license under any patents, copyrights, mask works or other intellectual property rights of the disclosing party. The term "Residuals" means any information retained in the unaided memories of the receiving party's employees who have had access to the disclosing party's confidential information pursuant to the terms of this Agreement. An employee's memory is unaided if the employee has not intentionally memorized the confidential information for the purpose of retaining and subsequently using or disclosing it.

            11. Non-Solicitation. During the term of this Agreement and for one year thereafter, the parties will not directly or indirectly solicit to hire any employee of the other party who is an employee of the other party during the term of this Agreement; provided, however, that the parties will not be prevented from (i) soliciting to hire employees through classified advertising or (ii) hiring any employee of the other party so long as such hiring was not initially solicited, directly or indirectly, by the hiring party. In the event that during the term of this Agreement and for one year thereafter, either party does hire any employee of the other party who is an employee of the other party during the term of this Agreement, regardless whether such employee was solicited or not, that event will not constitute a material breach of this Agreement, and the hiring party will pay to the other party a personnel recruitment fee in the amount of 50% of such employee's last effective base salary prior to leaving employment with the other party.

            12. Term of Addendum. The term of this Addendum will be for the same length as the term of the Agreement. This Addendum will terminate immediately upon termination of the Agreement.

ATI TECHNOLOGIES INC.                  EVANS & SUTHERLAND COMPUTER
                                       CORPORATION

By:     /S/ Dave Orton                 By:     /S/ James R. Oyler
Name:   Dave Orton                     Name    James R. Oyler
Title:  President and CEO              Title:  President and CEO
Date:   8/27/01                        Date:   8/30/01